Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2023, with respect to the consolidated financial statements of Pinstripes, Inc. included in the Joint Proxy Statement/Consent Solicitation Statement/Prospectus of Banyan Acquisition Corporation, that is made a part of the Registration Statement (Form S-4) and related Prospectus of Banyan Acquisition Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

September 8, 2023